NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT or DAVID A. MEINERT, EVP & CFO

Date: JULY 20, 2007

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS IMPROVED SECOND QUARTER EARNINGS

Oskaloosa, Iowa - MidWestOne Financial Group, Inc. announced that the Company earned $1,788,000, or $.48 per share basic and diluted, for the second quarter of 2007. Net income for the second quarter of 2007 increased 8 percent compared with $1,655,000, or $.44 per share basic and diluted, for the second quarter of 2006. The Company reported net income of $2,762,000 for the first six months of 2007 compared with $3,574,000 for the first six months of 2006. Basic earnings per share for the first six months of 2007 were $.21 lower at $.75 compared to $.96 for the first six months of 2006. Diluted earnings per share were $.74 for the first half of 2007 compared to $.95 per share for the six months ended June 30, 2006.

The increased net income and earnings per share in the second quarter of 2007 were attributable to greater net interest income and lower noninterest expense. This was partially offset by higher provision for loan losses and lower noninterest income. The reduction in net income and earnings per share for the first six months of 2007 compared to 2006 was due to lower net interest income, increased provision for loan losses and higher noninterest expense.

Return on average assets for the Company was .96 percent for the second quarter of 2007, which is equal to the return on average assets for the second quarter of 2006. Year-to-date return on average assets in 2007 was .75 percent compared to 1.06 percent last year. The return on average shareholders' equity for the second quarter of 2007 improved to 11.37 percent from 11.02 percent for the quarter ended June 30, 2006. Year-to-date return on average equity was 8.86 percent in 2007, versus 12.06 percent in the first half of 2006.

The Company's net interest income for the second quarter of 2007 was $221,000, or 4 percent, greater in comparison to the quarter ended June 30, 2006. Net interest income for the first half of 2007 was $623,000 lower than what was earned for the six months ended June 30, 2006. In January of 2006, the Company received the proceeds from the collection of a loan previously charged off in 2001. This collection included the recovery of $364,000 in interest that was credited to income in the first quarter of 2006, thus increasing net interest income for the first six months of the year. Net interest margin decreased to 3.83 percent for the second quarter of 2007 compared to 3.98 percent for the quarter ended June 30, 2006 due to the continued high cost of funds. The Company's net interest margin for the first half of 2007 was 3.72 percent versus 4.25 percent for the six months ended June 30, 2006. The net interest margin decline in the six months ended June 30, 2007 compared to the same period in 2006 was due to lower loan pool interest income and discount recovery, the nonrecurring interest related to the charge-off recovery in 2006 and the continued high cost of funds. The net interest margin for the second quarter of 2007 improved to 3.83 percent compared with 3.61 percent in the first quarter of 2007 mainly due to increased return on the Company's loan pool participations. The yield on loan pool participations rose to 10.9 percent in the second quarter of 2007 compared with 8.5 percent for the first quarter of the year reflecting increased collections of purchased loans.

Total assets of the Company increased $4,144,000 to $749,055,000 at June 30, 2007 from $744,911,000 on December 31, 2006. Total assets increased $47,648,000 when comparing June 30, 2007 with the June 30, 2006 total of $701,407,000. Total deposits at June 30, 2007 were $566,277,000 compared with $560,615,000 on December 31, 2006 and $512,347,000 at June 30, 2006.

The Company's total loans increased 4 percent at June 30, 2007 to $523,975,000 from the year-end 2006 balance of $503,832,000. Loans increased $47,665,000 in comparison with the June 30, 2006 total of $476,310,000. Growth in loans has come primarily from the Waterloo/Cedar Falls, Iowa market and from the Quad Cities area market. Total loans as a percentage of deposits were 92.5 percent on June 30, 2007, compared with 89.9 percent at December 31, 2006 and 93.0 percent on June 30, 2006.

Loan pool participations totaled $77,343,000 on June 30, 2007 compared with $98,885,000 on December 31, 2006 and $92,593,000 on June 30, 2006. The reduction from the December 31, 2006 balance is due to collections during the first half of 2007. The Company placed numerous bids on loan pools during the first six months of 2007, but was only successful in purchasing $1,615,000. In comparison, during the first half of 2006, the Company purchased $11,767,000 in loan pool participations.

Non-performing loans (excluding loan pool participations) at June 30, 2007 increased to $5,814,000 compared with $5,801,000 on December 31, 2006 and $2,660,000 at June 30, 2006. The increase in non-performing loans at June 30, 2007 compared with June 30, 2006 is due to the addition of a troubled-debt restructure of a convenience store/truck stop facility totaling $1.8 million, a $680,000 increase in non-accrual loans and a $616,000 increase in loans past due 90 days or more but still accruing. At June 30, 2007, non-performing loans were 1.11 percent of total loans compared with 1.15 percent of total loans on December 31, 2006 and .56 percent of total loans at June 30, 2006. Other real estate owned at June 30, 2007 increased to $424,000 from the year-end 2006 total of $188,000.

The Company has very minimal exposure to subprime mortgages in its loan portfolio. The Company's loan policy provides a guideline that real estate mortgage borrowers have a Beacon score of 640 or greater. Management continues to evaluate its policies and procedures relative to subprime credit and continues testing loan originations to determine compliance with those policies and procedures. Exceptions to the guideline have been noted but the overall exposure is deemed minimal by management. Mortgages originated by the Company and sold on the secondary market are typically underwritten according to the guidelines of the secondary market investors. These mortgages are on a non-recourse basis, thereby eliminating any subprime exposure. The Company also has very minimal exposure in loan pools to consumer real estate subprime credit. Most of the basis in loans identified with borrowers or guarantors having credit scores categorized as subprime relates to additional collateral taken to reduce exposure on commercial or commercial real estate loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit.

Provision for loan losses recorded in the quarter and the six months ended June 30, 2007 totaled $179,000 and $576,000, respectively. The Company did not record a provision for loan losses in the second quarter or the first half of 2006 due to the recovery of $901,000 of a prior year loan charge-off that was credited to the allowance for loan losses in January of 2006. During the second quarter of 2007, the Company charged off net loans totaling $196,000 compared to $114,000 in the second quarter of 2006. During the first half of 2007, the Company charged off loans totaling $424,000 and recognized recoveries of loans previously charged off totaling $23,000, which resulted in net loan charge-offs of $401,000. This compares to net loan recoveries of $668,000 for the six months ended June 30, 2006. At June 30, 2007, the Company's allowance for loan losses was $5,869,000, which was 1.12 percent of total loans. At December 31, 2006, the allowance for loan losses was $5,693,000, or 1.13 percent of total loans. At June 30, 2006, the allowance was $5,679,000, or 1.19 percent of total loans.

Non-interest income excluding investment security gains or losses decreased $121,000 for the quarter ended June 30, 2007 compared with the second quarter of 2006 primarily due to reduced deposit service charges attributable to fewer customer overdrafts and resultant fees, reduced brokerage commissions due to lower volume of client investment security transactions and lower credit life insurance commissions reflecting reduced volume of policies written. Non-interest income excluding investment security gains or losses decreased $152,000 for the six months ended June 30, 2007 compared to the first half of 2006 as a result of lower deposit service charges from overdrafts, reduced brokerage commissions and lower other operating income. The reduction in other operating income was mainly due to a non-recurring $50,000 recovery of legal expenses credited to miscellaneous loan income related to the loan charge-off recovery proceeds in January 2006. These reductions in non-interest income were partially offset by additional customer service fees from increased ATM transactions and higher mortgage origination fees related to greater secondary market real estate loan originations. The Company recognized security gains of $49,000 in the second quarter of 2007 and no security gains or losses in the second quarter of 2006. For the first half of 2007, the Company recognized security gains of $49,000 compared with recognized security losses of $126,000 for the first half of 2006.

Non-interest expense decreased $53,000 in the second quarter of 2007 compared with the second quarter of 2006 primarily due to lower marketing expenses and non-recurring losses from fraudulent customer scams in the 2006 quarter. Non-interest expense increased $308,000, or 3 percent, for the six months ended June 30, 2007 compared to the first half of 2006. Most of the increase in non-interest expense for the six months is attributable to salaries and employee benefit costs and professional fees expense. The Company has increased its number of employees with the new Davenport office, which resulted in higher personnel costs. Professional fees increased primarily due to costs associated with the efforts to comply with Sarbanes-Oxley requirements.

The Company's board of directors approved a stock repurchase program on April 26, 2007 that allows management to repurchase up to $2,000,000 of the outstanding shares through December 31, 2007. During the second quarter of 2007, management repurchased 15,000 shares on the open market totaling $262,500.

A cash dividend of $.18 per share was declared on July 19, 2007 by the Company's board of directors. The dividend is payable on September 14, 2007, to shareholders of record as of August 31, 2007. The amount of the dividend is consistent with the $.18 per share paid in the second quarter of 2007.

Progress continues on the construction of the Company's newest branch facility in the Pinnacle Prairie Business Park in Cedar Falls, Iowa. It is anticipated that the branch will be completed and open for business early in the fourth quarter of 2007. This full-service branch will expand the Company's presence into a growing area of Cedar Falls and complement existing branch locations in Waterloo and Hudson, Iowa.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiary is MidWestOne Bank with office locations in Oskaloosa, Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the Nasdaq Global Market under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.
MIDWESTONE FINANCIAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED		SIX MONTHS ENDED
(in thousands, except share & per share data)	JUNE 30,		JUNE 30,
	2007	2006	2007	2006
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 10,580	$ 9,031	$ 20,809	$ 17,700
Interest income and discount on loan pool participations	2,301	2,183	4,316	4,792
Total interest income	12,881	11,214	25,125	22,492
Total interest expense	6,462	5,016	12,760	9,504
Net interest income	6,419	6,198	12,365	12,988
Provision for loan losses	179	-	576	-
Noninterest income	1,530	1,602	3,063	3,041
Noninterest expense	5,262	5,315	10,957	10,649
Income before tax	2,508	2,485	3,895	5,380
Income tax expense	720	830	1,133	1,806
Net income	$ 1,788	$ 1,655	$ 2,762	$ 3,574

Per Share Data:
Net income - basic	$0.48	$0.44	$0.75	$0.96
Net income - diluted	$0.48	$0.44	$0.74	$0.95
Dividends declared	$0.18	$0.18	$0.36	$0.35
Weighted average shares outstanding	3,696,925	3,702,483	3,704,805	3,704,396
Weighted average diluted shares outstanding	3,728,279	3,775,948	3,742,782	3,773,069

Performance Ratios:
Return on average assets	0.96%	0.96%	0.75%	1.06%
Return on average equity	11.37%	11.02%	8.86%	12.06%
Net interest margin (FTE)	3.83%	3.98%	3.72%	4.25%
Net loan charge-offs (recoveries) /average loans	0.15%	0.10%	0.16%	(0.30%)

		JUNE 30,		December 31,
		2007	2006	2006
Selected Balance Sheet Data - At Period End:
Balances:
Total assets		$ 749,055	$ 701,407	$ 744,911
Loans, net of unearned income		523,975	476,310	503,832
Allowance for loan losses		5,869	5,679	5,693
Loan pool participations		77,343	92,593	98,885
Total deposits		566,277	512,347	560,615
Total shareholders' equity		63,290	59,863	62,533

Per Share Data:
Book value		$17.13	$16.22	$16.83
Tangible book value		$13.23	$12.25	$12.92
Common shares outstanding		3,693,615	3,689,628	3,715,431

Financial Ratios:
Total shareholders' equity/total assets		8.45%	8.53%	8.39%
Total loans/total deposits		92.53%	92.97%	89.87%
Nonperforming loans/total loans		1.11%	0.56%	1.15%
Allowance for loan losses/total loans		1.12%	1.19%	1.13%
Allowance for loan losses/nonperforming loans		100.95%	213.48%	98.14%